Exhibit 21

Subsidiaries of Mackinac Financial Corporation

First Manistique Agency, Inc. — 100% Owned by Mackinac Financial Corporation

(incorporated as a Michigan corporation)

First Rural Relending Company — 100% owned by Mackinac Financial Corporation

(incorporated as a Michigan corporation)

North Country Capital Trust — 100% owned by Mackinac Financial Corporation

(organized as a Delaware business trust)

Mackinac Commercial Credit, LLC — 100% owned by Mackinac Financial Corporation

(organized as a limited liability company)

mBank — 100% owned by Mackinac Financial Corporation

(incorporated as a Michigan banking corporation)

mBank Title Insurance Agency, LLC — 100% owned by mBank

(organized as a limited liability company)